Exhibit 10.30

OSMOTICA PHARMACEUTICALS PLC
2018 INCENTIVE PLAN

1.                                      DEFINED TERMS

The following terms, when used in the Plan (as defined below), have the meanings and are subject to the provisions set forth below:

(a)                                 “Accounting Rules”:  Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

(b)                                 “Administrator”:  The Compensation Committee, except with respect to such matters that are not delegated to the Compensation Committee by the Board (whether pursuant to committee charter or otherwise) or with respect to which the Board acts.  The Compensation Committee (or the Board, with respect to such matters over which it retains authority under the Plan or otherwise) may delegate (i) to one or more of its members (or one or more other members of the Board, including the full Board) such of its duties, powers and responsibilities as it may determine; (ii) to the extent permitted by Irish law, to one or more officers of the Company the authority to (1) designate the recipients of Awards and (2) grant, issue or settle Awards subject to the Board resolution regarding such delegation specifying the total number of Shares to be granted, issued or settled; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate provided however, that such officer or Employee may not grant an Award to himself or herself.  For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable.

(c)                                  “Award”:  Any or a combination of the following:

(1) Stock Options.

(2) SARs.

(3) Restricted Stock.

(4) Unrestricted Stock.

(5) Stock Units, including Restricted Stock Units.

(6) Performance Awards.

(7) Awards (other than Awards described in (1) through (6) above) that are convertible into or otherwise based on Shares.

(d)                                 “Board”:  The Board of Directors of the Company.

(e)                                  “Cause”:  In the case of any Participant who is party to an employment or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect.  In every other case, “Cause” means, as determined by the Administrator, (i) a substantial failure of the Participant to perform the Participant’s duties and responsibilities to the Company or any of its subsidiaries or substantial negligence in the performance of such duties and responsibilities; (ii) the commission by the Participant of a felony or a crime involving moral turpitude; (iii) the commission by the Participant of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its subsidiaries; (iv) a violation by the Participant of any material provision of the code of conduct or employee handbook of the Company or any of its subsidiaries, of any material policy of the Company or any of its subsidiaries, or of any statutory or common law duty of loyalty to the Company or any of its subsidiaries; (v) material breach of any of the terms of the Plan or any Award made under the Plan, or of the terms of any other agreement between, or restrictive covenant agreement in favor of, the Company or any of its subsidiaries and the Participant; or (vi) other conduct by the Participant that could be expected to be harmful to the business, interests or reputation of the Company or any of its subsidiaries.

(f)                                   “Code”:  The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

(g)                                 “Compensation Committee”:  The Compensation Committee of the Board.

(h)                                 “Company”:  Osmotica Pharmaceuticals plc, a public limited company registered under the Irish Companies Act 2014.

(i)                                    “Covered Transaction”:  Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of Shares, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then-outstanding Shares by a single person or entity or by a group of persons and/or entities acting in concert, including by way of a court ordered scheme of arrangement; (ii) a sale or transfer of all or substantially all of the Company’s assets; or (iii) a dissolution or liquidation of the Company.  Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

(j)                                    “Date of Adoption”:  The date the Plan was adopted by the Board.

(k)                                 “Director”:  A member of the Board who is not an Employee.

(l)                                    “Disability”: In the case of any Participant who is party to an employment contract, service contract or severance-benefit agreement that contains a definition of “Disability” or a like term, the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect.  In every other case, “Disability” means, unless otherwise set forth in an Award agreement, a Participant’s physical or mental illness, injury or infirmity which is reasonably likely to prevent or prevents such Participant from performing his or her essential job or service functions for a period of 90 consecutive calendar days.

(m)                             “Employee”:  Any person who is employed by the Company or any of its subsidiaries.

(n)                                 “Employment”:  A Participant’s employment with the Company or any of its subsidiaries.  Employment will be deemed to continue, unless the Administrator otherwise determines at the time of grant of an Award or at any time thereafter, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its subsidiaries.  If a Participant’s employment or other service relationship is with a subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or any of its remaining subsidiaries.  Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.  Notwithstanding the foregoing, the Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred.  Any such written election will be deemed a part of the Plan.

(o)                                 “Fair Market Value”:  As of a particular date, (i) the closing price for a Share reported on the Nasdaq Global Market (or any other national securities exchange on which the Shares are then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Shares are not traded on a national securities exchange, the fair market value of a Share determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

(p)                                 “ISO”:  A Stock Option intended to be an “incentive stock option” within the meaning of Section 422.  Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO.

(q)                                 “NSO”:  A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

(r)                                  “Participant”:  A person who is granted an Award under the Plan.

(s)                                   “Performance Award”:  An Award subject to Performance Criteria.

(t)                                    “Performance Criteria”:  Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award.  A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to the Participant individually, or to a business unit or division or the Company as a whole and may relate to any or any combination of the following (measured either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; prescription volume or trends; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; share price; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or strategic business criteria, consisting of one or more objectives based on: meeting specified market penetration or value added, product development or introduction (including, without limitation, any clinical trial accomplishments, regulatory or other filings or approvals, or other product development milestones), geographic business expansion, cost targets, cost reductions or savings, customer satisfaction, operating efficiency, acquisition or retention, employee satisfaction, information technology, corporate development (including, without limitation, licenses, innovation, research or establishment of third-party collaborations), manufacturing or process development, legal compliance or risk reduction, or patent application or issuance goals.  The Administrator may provide that one or more of the Performance Criteria applicable to such Award will be adjusted to reflect events (including, but not limited to, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the applicable performance period that affect the applicable Performance Criterion or Criteria.

(u)                                 “Plan”:  The Osmotica Pharmaceuticals plc 2018 Incentive Plan, as from time to time amended and in effect.

(v)                                 “Prior Plan”:                  The Amended and Restated Osmotica Pharmaceuticals plc 2016 Equity Incentive Plan.

(w)                               “Restricted Stock”:  Shares subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified service or performance-based conditions are not satisfied, subject to compliance with Irish law.

(x)                                 “Restricted Stock Unit”:  A Stock Unit that is, or as to which the delivery of Shares or cash in lieu of Shares is, subject to the satisfaction of specified performance or other vesting conditions.

(y)                                 “SAR”:  A right entitling the holder upon exercise to receive an amount (payable in cash or in Shares of equivalent value) equal to the excess of the Fair Market Value of the

Shares subject to the right over the base value from which appreciation under the SAR is to be measured.

(z)                                  “Section 409A”:  Section 409A of the Code and the regulations thereunder.

(aa)                          “Section 422”:  Section 422 of the Code and the regulations thereunder.

(bb)                          “Share”:  An ordinary share of the Company, nominal value $0.01 per share.

(cc)                            “Stock Option”:  An option entitling the holder to acquire Shares upon payment of the exercise price.

(dd)                          “Stock Unit”:  An unfunded and unsecured promise, denominated in Shares, to deliver Shares or cash measured by the value of Shares in the future.

(ee)                            “Substitute Awards”:  Awards issued under the Plan in substitution for equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.

(ff)                              “Unrestricted Stock”:  Shares not subject to any restrictions under the terms of the Award.

2.                                      PURPOSE

The Plan provides for the grant of Awards consisting of, or based on, Shares.  The purposes of the Plan are to attract, retain and reward key Employees of the Company and its subsidiaries, to incentivize them to generate shareholder value, to enable them to participate in the growth of the Company and to align their interests with the interests of the Company’s shareholders.

3.                                      ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; determine the form of settlement of Awards (whether in cash, Shares, other Awards, or other property); prescribe forms, rules and procedures relating to the Plan and Awards; and otherwise do all things necessary or desirable to carry out the purposes of the Plan.  Determinations of the Administrator made under the Plan are conclusive and bind all persons.

4.                                      LIMITS ON AWARDS UNDER THE PLAN

(a)                                 Number of Shares.  Subject to adjustment as provided in Section 7(b), the maximum number of Shares that may be delivered in satisfaction of Awards under the Plan is 4,100,000 Shares.  Up to 4,100,000 of the Shares set forth in the preceding sentence may be delivered in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan.  For purposes of this Section 4(a), the number of Shares delivered in satisfaction of Awards will be determined (i) net of Shares underlying the portion of any Award that is settled in cash or the portion of any Award that expires, becomes unexercisable without having been exercised, terminates, or is forfeited to or repurchased by the Company (subject to compliance with Irish law) due to failure to vest, (ii) by treating as having been delivered the full number of Shares covered by any portion of a SAR that is settled in Shares (and not only the number of Shares delivered in settlement) and (iii) by treating as having been delivered any Shares withheld from a Stock Option or other Award to satisfy the tax withholding obligations with respect to such Stock Option or other Award or in payment of the exercise price or purchase price of such Stock Option or other Award. For the avoidance of doubt, the number of Shares available for delivery under the Plan shall not be increased by any Shares that have been delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4(a) shall be construed to comply with Section 422.

(b)                                 Substitute Awards.  The Administrator may grant Substitute Awards under the Plan.  To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), Shares delivered under Substitute Awards will be in addition to and will not reduce the number of Shares available for Awards under the Plan set forth in Section 4(a).  Notwithstanding anything in Section 4(a) to the contrary, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company, subject to compliance with Irish law, in each case, without the delivery of Shares, the Shares previously subject to such Award will not be available for future grants under the Plan.  The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all, provided, however, that Substitute Awards will not be subject to the per-Participant Award limits described in Section 4(d) below.

(c)                                  Type of Shares.  Shares delivered by the Company under the Plan may be authorized but unissued Shares or previously issued Shares acquired by the Company.  No fractional Shares will be delivered under the Plan.

(d)                                 Individual Limits.  The following additional limits apply to Awards of the specified type granted to any Participant in any calendar year:

(1)                                 Stock Options:  615,000 Shares.

(2)                                 SARs:  615,000 Shares.

(3)                                 Awards other than Stock Options and SARs:  615,000 Shares.

In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same calendar year are aggregated and made subject to one limit; (ii) the limits applicable to Stock Options and SARs refer to the number of Shares underlying those Awards; and (iii) the share limit under clause (d)(3) refers to the maximum number of Shares that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards of the type specified in clause (d)(3) assuming a maximum payout.

5.                                      ELIGIBILITY AND PARTICIPATION

The Administrator shall select Participants from among key Employees of the Company and its subsidiaries.  Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.  Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.  Non-employee directors of, and consultants and advisors to, the Company and its subsidiaries are eligible to be selected as Participants by the Administrator and to participate in the Plan under a sub-plan established by the Administrator pursuant to Section 12 of the Plan.

6.                                      RULES APPLICABLE TO AWARDS

(a)                                 All Awards.

(1)                                 Award Provisions.  The Administrator shall determine the terms of all Awards, subject to the limitations provided herein.  By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan.  Notwithstanding any provision of this Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2)                                 Term of Plan.  No Awards may be made after 10 years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

(3)                                 Transferability.  Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution.  During a Participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs may be exercised only by the Participant.  The Administrator may permit the transfer of Awards other than ISOs, subject to applicable securities and other laws and such limitations as the Administrator may impose.

(4)                                 Vesting, etc.  The Administrator shall determine the time or times at which an Award vests or becomes exercisable and the terms on which a Stock Option or SAR remains exercisable.  Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration.  Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A)                               Except as provided in (B) and (C) below, immediately upon the cessation of the Participant’s Employment each Stock Option and SAR that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(B)                               Subject to (C) and (D) below, all vested and unexercised Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of 90 days or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C)                               Subject to (D) below, all vested and unexercised Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death or Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D)                               All Stock Options and SARs (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause.

(5)                                 Recovery of Compensation.  Subject to applicable law, the Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable) and the proceeds from the exercise or disposition of any Award or Shares acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted violates (i) a non-competition, non-solicitation, confidentiality or other restrictive covenant by which he or she is bound or (ii) any Company policy applicable to the Participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes Awards under the Plan.  In addition, the Administrator may require forfeiture and disgorgement to the Company of any outstanding Award and the proceeds from the exercise or disposition of any Award or Shares acquired under any Award, with interest and other related earnings, to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable Company policy.  Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees to be bound by the forfeiture and disgorgement provisions contained herein and agrees to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement required hereunder, subject to applicable law.  Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6(a)(5).

(6)                                 Taxes.  The delivery, vesting and retention of Shares, cash or other property under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award.  The Administrator shall prescribe such rules for the withholding of taxes with respect to any Award as it deems necessary.  The Administrator may hold back Shares from an Award or permit a Participant to tender previously owned Shares in satisfaction of tax withholding requirements (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules).

(7)                                 Dividend Equivalents, etc.  The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Shares subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award.  Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the requirements of Section 409A.  Dividends or dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such limits or restrictions as the Administrator may impose.

(8)                                 Rights Limited.  Nothing in the Plan may be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its subsidiaries, or any rights as a shareholder except as to Shares actually issued under the Plan.  The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.

(9)                                 Coordination with Other Plans.  Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its subsidiaries.  For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its subsidiaries may be settled in Shares (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the Shares delivered will be treated as awarded under the Plan (and will reduce the number of Shares thereafter available under the Plan in accordance with the rules set forth in Section 4).

(10)                          Section 409A.

(A)                               Without limiting the generality of Section 11(b) hereof, each Award will contain such terms as the Administrator determines and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(B)                               Notwithstanding Section 9 of this Plan or any other provision of this Plan or any Award agreement to the contrary, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including but not limited to changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or advisable to avoid the imposition of an additional tax, interest or penalty under Section 409A.

(C)                               If a Participant is deemed on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(10)(C) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.

(D)                               For purposes of Section 409A, each payment made under this Plan will be treated as a separate payment.

(E)                               With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

(b)                                 Stock Options and SARs.

(1)                                 Time and Manner of Exercise.  Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment required under the Award.  Any attempt to exercise a Stock Option or SAR by any person other than the Participant (or a permitted transferee) will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2)                                 Exercise Price.  The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise must be no less than 100% (in the case of an ISO granted to a 10-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the Fair Market Value of the Shares subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant, and in any event may not be less than the nominal value of a Share.

(3)                                 Payment of Exercise Price.  Where the exercise of an Award is to be accompanied by payment, payment of the exercise price must be by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted Shares, or the withholding of unrestricted Shares otherwise deliverable upon exercise, in either case that have a Fair Market Value equal to the exercise price; (ii) through a broker-assisted exercise program acceptable to the Administrator; (iii) by other means acceptable to the Administrator; or (iv) by any combination of the foregoing permissible forms of payment.  The delivery of previously acquired Shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4)                                 Maximum Term.  The maximum term of Stock Options and SARs must not exceed 10 years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10-percent shareholder described in Section 6(b)(2) above).

(5)                                 Repricing.  Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as otherwise contemplated by Section 7 below, the Company may not, without obtaining shareholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs; (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs; or (iii) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a Share on the date of such cancellation in exchange for cash or other consideration.

7.                                      EFFECT OF CERTAIN TRANSACTIONS

(a)                                 Mergers, etc.  Except as otherwise expressly provided in an Award agreement or by the Administrator, the following provisions will apply in the event of a Covered Transaction:

(1)                                 Assumption or Substitution.  If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for (i) the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2)                                 Cash-Out of Awards.  Subject to Section 7(a)(5) below, the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (i) the Fair Market Value of a Share times the number of Shares subject to the Award or such portion, over (ii) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of a SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Shares) and other terms, and subject to such conditions, as the Administrator determines; provided, however, for the avoidance of doubt, that if the per Share exercise or purchase price (or base value) of an Award is equal to or greater than the Fair Market Value of a Share, the Award may be cancelled with no payment due hereunder or otherwise in respect of such Award.

(3)                                 Acceleration of Certain Awards.  Subject to Section 7(a)(5) below, the Administrator may provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the delivery of any Shares remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated, in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the Shares, as the case may be, to participate as a shareholder in the Covered Transaction.

(4)                                 Termination of Awards upon Consummation of Covered Transaction.  Except as the Administrator may otherwise determine in any case, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon consummation of the Covered Transaction, other than (i) any Award that is assumed or substituted pursuant to Section 7(a)(1) above and (ii) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

(5)                                 Additional Limitations.  Any Share and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction.  For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or an acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition.  In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Share in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b)                                 Changes in and Distributions with Respect to Shares.

(1)                                 Basic Adjustment Provisions.  In the event of a share dividend, share split or combination of shares (including a reverse share split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator shall make appropriate adjustments to the maximum number of Shares specified in Section 4(a) that may be issued under the Plan and to the maximum share limits described in Section 4(d), and shall make appropriate adjustments to the number and kind of shares or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2)                                 Certain Other Adjustments.  The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to shareholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan, having due regard for the qualification of ISOs under Section 422 and the requirements of Section 409A, to the extent applicable.

(3)                                 Continuing Application of Plan Terms.  References in the Plan to Shares will be construed to include any shares or securities resulting from an adjustment pursuant to this Section 7.

8.                                      LEGAL CONDITIONS ON DELIVERY OF SHARES

The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove any restriction from Shares previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such Shares have been addressed and resolved; (ii) if the outstanding Shares are at the time of delivery listed on any stock exchange or national market system, the Shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived.  The Company may require, as a condition to the exercise of an Award or the delivery of Shares under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law.  Any Shares required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of share certificates.  In the event that the Administrator determines that share certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Shares, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.                                      AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted.  Any amendments to the Plan will be conditioned upon shareholder approval only to the extent, if any, such approval is required by law (including the Code) or applicable stock exchange requirements, as determined by the Administrator.

10.                               OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

11.                               MISCELLANEOUS

(a)                                 Waiver of Jury Trial.  By accepting or being deemed to have accepted an Award under the Plan, to the maximum extent permitted by law, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury.  By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.  Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b)                                 Limitation of Liability.  Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

(c)                                  Section 162(m) of the Code.  To the extent applicable, Awards granted under this Plan are intended to be eligible for exemption from the limitations of Section 162(m) of the Code by reason of the post-initial public offering transition relief set forth in Section 1.162-27(f) of the Treasury Regulations.

12.                               ESTABLISHMENT OF SUB-PLANS

The Administrator may at any time and from time to time establish one or more sub-plans, including a Director and consultant sub-plan, under the Plan (for local-law compliance purposes or other administrative reasons determined by the Administrator) by adopting supplements to the Plan containing, in each case, such limitations on the Administrator’s discretion under the Plan, and such additional terms and conditions, as the Administrator deems necessary or desirable.  Each supplement so established will be deemed to be part of the Plan but will apply only to Participants within the group to which the supplement applies (as determined by the Administrator).

13.                               GOVERNING LAW

(a)                                 Certain Requirements of Corporate Law.  Awards will be granted and administered in accordance with the Irish Companies Act 2014 (as may be amended, replaced and/or consolidated in the future), and with the applicable requirements of the stock exchanges or other trading systems on which the Shares are listed or entered for trading, in each case as determined by the Administrator.

(b)                                 Other Matters.  Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the domestic substantive laws of Delaware govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c)                                  Jurisdiction.  By accepting an Award, each Participant will be deemed to (i) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (iii) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts, that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

OSMOTICA PHARMACEUTICALS PLC

2018 INCENTIVE PLAN

SUB PLAN FOR DIRECTORS AND CONSULTANTS

1                                        ESTABLISHMENT AND PURPOSE

This sub-plan is established by the Board in accordance with Section 12 of the Osmotica Pharmaceuticals plc 2018 Incentive Plan (the “Plan”) for the purposes of granting Awards to Directors and Consultants of Osmotica Pharmaceuticals plc and its subsidiaries.  This sub-plan shall be known as the “NED and Consultant Sub-Plan” or “Sub-Plan”.

2                                        RULES

The provisions of the Plan shall apply in their entirety to Awards made under this Sub-Plan save and except only as set out in Sections 3 and 4 below.  Capitalized terms used but not defined in this Sub-Plan shall have the meanings set forth in the Plan.

3                                        DEFINITIONS

3.1                         The definition of “Employment” shall be deleted for the purposes of the Sub-Plan.

3.2                         The following definitions shall be inserted for the purposes of this Sub-Plan:

“Consultant”: Any person, including an advisor, who is engaged by the Company or a subsidiary to render consulting or advisory services and is compensated for such services.

“Service”: A Participant’s service with the Company or any of its subsidiaries.  Service will be deemed to continue, unless the Administrator otherwise determines at the time of grant of an Award or at any time thereafter, so long as the Participant is providing services in a capacity described in Section 5 to, the Company or any of its subsidiaries.  If a Participant’s service relationship is with a subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant’s Service will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Service to the Company or any of its remaining subsidiaries.  Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Service, references to separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.  Notwithstanding the foregoing, the Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred.  Any such written election will be deemed a part of the Plan.

3.3                         The following definition shall be deleted and replaced with the following for the purposes of this Sub-Plan:

“Cause”: In the case of any Participant who is party to a service agreement or severance-benefit agreement that contains a definition of “Cause”, the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect.  In every other case, “Cause” means, as determined by the Administrator, (i) a substantial failure of the Participant to perform the Participant’s duties and responsibilities to the Company or any of its subsidiaries or substantial negligence in the performance of such duties and responsibilities; (ii) the commission by the Participant of a felony or a crime involving moral turpitude; (iii) the commission by the Participant of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its subsidiaries; (iv) a violation by the Participant of any material provision of the code of conduct of the Company or any of its subsidiaries, of any material policy of the Company or any of its subsidiaries, or of any statutory or common law duty of loyalty to the Company or any of its subsidiaries; (v) material breach of any of the terms of the Plan or any Award made under the Plan, or of the terms of any other agreement between, or restrictive covenant agreement in favour of, the Company or any of its subsidiaries and the Participant; or (vi) other conduct by the Participant that could be expected to be harmful to the business, interests or reputation of the Company or any of its subsidiaries.

4                                         SECTIONS

In this Sub-Plan:

4.1                         Section 2 of the Plan shall be deleted and replaced with the following:

2.  Purpose

The Plan provides for the grant of Awards consisting of, or based on, Shares.  The purposes of the Plan are to attract, retain and reward Directors, Consultants and advisors to or of, the Company and its subsidiaries, to incentivize them to generate shareholder value, to enable them to participate in the growth of the Company and to align their interests with the interests of the Company’s shareholders.

4.2                         The following shall be added as a new clause 4(e) to the Plan:

4(e) Director Limits. The aggregate value of all compensation granted or paid to any Director with respect to any calendar year, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Director outside of the Plan, in each case, for his or her Services as a Director during such calendar year may not exceed $550,000 in the aggregate, calculating the value of any Awards based on the grant date fair value in accordance with the Accounting Rules, assuming a maximum payout.

4.3                         Section 5 shall be deleted and replaced with the following

5.  Eligibility and Participation

The Administrator shall select Participants from among Directors, Consultants and advisors to and of Company and its subsidiaries.  Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct Services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.  No ISOs shall be granted under this Sub-Plan.

4.4                         Section 6(a)(4) shall be deleted and replaced with the following:

6(a)(4) Vesting, etc.  The Administrator shall determine the time or times at which an Award vests or becomes exercisable and the terms on which a Stock Option or SAR remains exercisable.  Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration.  Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Service ceases:

(A)                              Except as provided in (B) and (C) below, immediately upon the cessation of the Participant’s Service each Stock Option and SAR that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(B)                              Subject to (C) and (D) below, all vested and unexercised Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Service, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of 90 days or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C)                              Subject to (D) below, all vested and unexercised Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Service due to his or her death or Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D)                              All Stock Options and SARs (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Service will immediately terminate upon such cessation of Service if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Service to be terminated for Cause.

4.5                         Section 6(a)(6) of the Plan shall be deleted and replaced with the following:

(6) Taxes.  The delivery, vesting and retention of Shares, cash or other property under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award.  The Administrator shall prescribe such rules for the withholding of taxes with respect to any Award as it deems necessary.  Except as otherwise determined by the Administrator or as required by law, the Participant shall be responsible for satisfying and paying all taxes arising from or due in connection with the Award and/or the delivery of Shares under the Award.  The Company shall have no liability or obligation related to the foregoing.

4.6                         Section 6(a)(8) shall be deleted and replaced with the following:

(8) Rights Limited.  Nothing in the Plan may be construed as giving any person the right to be granted an Award or to continued Service with the Company or any of its subsidiaries, or any rights as a shareholder except as to Shares actually issued under the Plan.  The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Service for any reason, even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.